SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Avenue Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

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AVENUE THERAPEUTICS, INC.

1111 Kane Concourse, Suite 301

Bay Harbor Islands, Florida 33154

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF THE HOLDERS OF A

MAJORITY OF THE VOTING POWER OF OUR CAPITAL STOCK

To Our Stockholders:

We are writing to advise you that stockholders representing approximately 56.4% of the voting power of the outstanding capital stock of Avenue Therapeutics, Inc., as of the close of business on January 9, 2024 (the “record date”), have approved by written consent a proposal to (i) increase the number of our authorized shares of common stock, par value $0.0001 per share (the “Common Stock”), from 75,000,000 to 200,000,000 (the “Authorized Shares Increase”) and (ii) authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our Common Stock underlying warrants issued by us pursuant to those certain Inducement Letters, dated as of January 5, 2024, by and between us and the investors named on the signature pages thereto, in an amount equal to or in excess of 20% of our Common Stock outstanding immediately prior to the issuance of such warrants (the “Share Issuance”).

Our board of directors unanimously approved, and recommended that our stockholders approve, (i) the form of amendment to our certificate of incorporation, as amended, to effect the Authorized Shares Increase and (ii) the Share Issuance. If our board of directors deems it necessary, we will file a Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) effecting the Authorized Shares Increase (such Certificate of Amendment, a form of which is attached hereto as Appendix A, the “Amendment”) with the with the Secretary of State for the State of Delaware, with the timing of such filing to occur, if at all, at the sole discretion of our board of directors.

Please note that the number of votes already received from the stockholders is sufficient to satisfy the stockholder vote requirement for this action under Delaware law and our certificate of incorporation, as amended, and consequently no additional votes will be needed to approve the actions.

No action is required by you.  The accompanying Information Statement is being furnished only to inform stockholders of the action taken by written consent described above before the Authorized Shares Increase and the Share Issuance takes effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended.  This Information Statement is first being mailed to you on or about                  , 2024. The effective date of the Amendment will be no earlier than                 , 2024, or thereafter as our board of directors determines to effect it in accordance with applicable law, including the General Corporation Law of the State of Delaware (“DGCL”).

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein. We are not asking you for a consent or proxy and you are requested not to send us a consent or proxy.

The accompanying Information Statement is solely for information purposes only and does not require or request you to do anything.  You are encouraged to carefully read the accompanying Information Statement, including exhibits, for further information regarding the Authorized Shares Increase and the Share Issuance.

, 2024	By Order of the Board of Directors,

/s/ Alexandra MacLean
Alexandra MacLean, M.D.
Chief Executive Officer

AVENUE THERAPEUTICS, INC.

1111 Kane Concourse, Suite 301

Bay Harbor Islands, Florida 33154

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND

REGULATION 14C THEREUNDER

This Information Statement is being sent by mail to all record and beneficial owners of the Common Stock, $0.0001 par value, of Avenue Therapeutics, Inc., a Delaware corporation, which we refer to herein as “Avenue,” “the Company,” “we,” “our” or “us.”  The mailing date of this Information Statement is on or about                             , 2024. The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of actions we are taking pursuant to a written consent executed by stockholders representing a majority of the voting power of our capital stock in lieu of a meeting of stockholders.

On January 9, 2024, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had issued and outstanding (i) 37,305,367 shares of Common Stock, and (ii) 250,000 shares of Class A Preferred Stock. These securities constitute the outstanding classes of Avenue voting securities.  Each share of Avenue Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders and each share of Class A Preferred Stock carries the voting power of 164.2 votes per share on the record date.

No vote or other consent of our stockholders is solicited in connection with this information statement.  We are not asking you for a proxy and you are requested not to send us a proxy.

Our board of directors has also approved the Authorized Shares Increase and the Share Issuance.  No other corporate actions to be taken by written consent were considered. As of January 9, 2024, stockholders who beneficially hold 250,000 shares of Class A Preferred Stock and 3,133,886 shares of Common Stock, or approximately 56.4% of the voting power of our outstanding voting securities, executed and delivered to the board of directors a written consent approving the action to (i) effect the increase of the number of our authorized shares from 75,000,000 to 200,000,000 and (ii) approve the Share Issuance.  Because the action was approved by the written consent of stockholders holding a majority of our outstanding voting securities, no proxies are being solicited with this Information Statement.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken.  In addition, pursuant to the laws of the State of Delaware, the action to be taken by majority written consent in lieu of a special stockholder meeting does not create appraisal or dissenters’ rights.

Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until at least 20 days after the mailing date of this definitive Information Statement.  We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar terms, variations of such terms or the negative of such terms.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein.  Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS

As of the date of the consent by the majority stockholders, Avenue had issued and outstanding 37,305,368 shares of Common Stock and 250,000 shares of Class A Preferred Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders and each share of Class A Preferred Stock has the voting power of 1.1 times (A) the shares of outstanding Common Stock plus (B) the whole shares of Common Stock into which the shares of outstanding the Class A Preferred Stock are convertible, divided by the number of shares of outstanding Class A Preferred Stock, or 164.2 votes per share on the record date.

On January 9, 2024, the stockholders representing 250,000 shares of Class A Preferred Stock and 3,133,886 shares of Common Stock (approximately 56.4% of the total voting power) executed and delivered to the board of directors written consents approving (i) the increase of the number of our authorized shares of Common Stock and (ii) the Share Issuance.  Because the actions were approved by stockholders owning a majority of our outstanding voting power, no proxies are being solicited with this Information Statement. No consideration was paid for the consents.

All shares of our Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation after the payment of all debts and other liabilities.  Holders of our Common Stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The Common Stock is not subject to redemption and carries no subscription or conversion rights.

The DGCL provides in substance that unless a company’s certificate of incorporation provides otherwise, stockholders may take any action without a meeting of stockholders, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize and take such action at a meeting at which all shares entitled to vote thereon were present voted.

Our board of directors and stockholders holding a majority of our outstanding voting power have approved a proposal to (i) increase the number of our authorized shares of Common Stock from 75,000,000 to 200,000,000 and (ii) approve the Authorized Shares Increase. Following 20 days after the furnishing of this Information Statement to stockholders, our board of directors will have the authority, in its sole discretion, without further action by our stockholders, to effect the Authorized Shares Increase and effect the Share Issuance upon the exercise of the warrants issued under the Inducement Letters.

PRIVATE PLACEMENT TRANSACTION

On January 5, 2024, the Company entered into (i) an inducement offer letter agreement (the “January 2023 Investor Inducement Letter”) with a certain investor (the “January 2023 Investor”) in connection with certain outstanding warrants to purchase up to an aggregate of 1,940,299 of the Company’s Common Stock, originally issued to the January 2023 Investor on January 31, 2023 (the “January 2023 Warrants”) and (ii) an inducement offer letter agreement (the “November 2023 Investor Inducement Letter Agreement” and, together with the January 2023 Investor Inducement Letter Agreement, the “Inducement Letters”) with certain investors (the “November 2023 Investors” and, together with the January 2023 Investor, the “Holders”) in connection with certain outstanding warrants to purchase up to an aggregate of 14,600,000 of Common Stock, originally issued to the November 2023 Investors on November 2, 2023 (the “November 2023 Warrants” and, together with the January 2023 Warrants, the “Existing Warrants”). The January 2023 Warrants had an exercise price of $1.55 per share and the November 2023 Warrants had an exercise price of $0.3006 per share.

Pursuant to the Inducement Letters, (i) the January 2023 Investor agreed to exercise its January 2023 Warrants for cash at a reduced exercise price of $0.3006 per share and (ii) the November 2023 Investors agreed to exercise their November 2023 Warrants for cash at the existing exercise price of $0.3006, in each case in consideration for the Company’s agreement to issue in a private placement (x) new Series A Common Stock purchase warrants (the “New Series A Warrants”) to purchase up to 16,540,299 shares of Common Stock (the “New Series A Warrant Shares”) and (ii) new Series B Common Stock Purchase Warrants (the “New Series B Warrants” and, together with the New Series A Warrants, the “New Warrants”) to purchase up to 16,540,299 shares of Common Stock (the “New Series B Warrant Shares” and, together with the New Series A Warrant Shares, the “New Warrant Shares”), in a private placement (such transactions collectively, the “Private Placement”).

Each New Warrant has an exercise price equal to $0.3006 per share. The New Series A Warrants will be exercisable on or after the date on which the Amendment is filed with the Secretary of State of the State of Delaware (the “Amendment Date”) until the five-year anniversary of the Amendment Date. The New Series B Warrants will be exercisable on or after the Amendment Date until the 18th-month anniversary of the Amendment Date. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Common Stock and the exercise price.

Under the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Company does not currently have sufficient authorized and unissued shares of Common Stock available to issue the full number of shares underlying the New Warrants. In addition, Nasdaq Listing Rule 5635 of the Rules of the Nasdaq Stock Market (“Nasdaq”) requires that a listed company seek stockholder approval, prior to the issuance, of a transaction other than a public offering in which a number of shares of common stock equal to 20% or more of the company’s outstanding common stock or voting power outstanding before the issuance will be sold at a price that is less than the lower of (i) the Nasdaq Official Closing Price immediately preceding the signing of the binding agreement in connection with such transaction or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of such binding agreement (the “Minimum Price”).

Reasons for the Authorized Shares Increase

We are a specialty pharmaceutical company focused on the development and commercialization of therapies for the treatment of neurologic diseases. We have incurred significant losses since our inception. We expect to incur losses for the foreseeable future, may never achieve or maintain profitability and have a limited operating history. Our product candidates include AJ201 for the treatment of spinal and bulbar muscular atrophy, intravenous tramadol for the treatment of post-operative acute pain, and BAER-101 for the treatment of epilepsy and panic disorders. We have incurred losses since our inception in February 2015, and, as a result, as of September 30, 2023 and December 31, 2022, we had an accumulated deficit of approximately $91.6 million and $80.6 million, respectively. We expect our research and development expenses to continue to be significant in connection with our continued investment in our drug candidates and our ongoing and planned clinical trials for our drug candidates. As a result, we expect to continue to incur significant operating losses and negative cash flows from operations for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ equity, financial position, cash flows and working capital.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the year ended December 31, 2022 contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We have funded our operations to date primarily from the issuance and sale of our securities, and by borrowing from Fortress Biotech, Inc. (“Fortress”), of which we are a majority-controlled subsidiary. As of September 30, 2023, we had cash and cash equivalents of approximately $161,000.

At the time of the execution of the Inducement Letters, the Company did not have sufficient authorized and unissued shares of Common Stock under its Certificate of Incorporation available to issue the full number of New Warrant Shares to the Holders upon exercise of the New Warrants.

The board of directors believes that the Authorized Shares Increase is advisable and in the Company’s and its stockholders’ best interests because it would provide the Company with sufficient shares of Common Stock to issue the full number of New Warrant Shares and the flexibility to use the Common Stock for business and financial purposes and alternatives in structuring future transactions. These purposes may include raising capital in future offerings of equity or equity-linked securities, granting equity awards to employees, officers, directors, consultants and/or advisors pursuant to the Company’s 2015 Incentive Plan, and expanding our business through the acquisition of other businesses and other purposes. We anticipate that we may issue additional authorized but unissued shares of Common Stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of Common Stock or convertible securities;
•	partnerships, collaborations and other similar transactions;
•	our equity incentive plans;
•	strategic investments; and
•	other corporate purposes that have not yet been identified.

The board of directors believes the Authorized Shares Increase will ensure the Company has sufficient authorized and unissued shares of Common Stock available to issue the full number of New Warrant Shares and enhance our flexibility in taking possible future actions, such as raising additional equity capital, issuing shares of Common Stock as consideration for acquisitions or licensing transactions, granting equity compensation awards or other corporate purposes. Apart for the reservation of the New Warrants Shares, we do not have any current plans, arrangements, understandings or commitments for use of the additional shares of Common Stock that would be available for issuance. However, by approving the amount of authorized shares of Common Stock as proposed by the Authorized Shares Increase now, we believe that such additional authorized shares will enable us to act in a timely manner when such a need arises or the board of directors believes that it is in the best interests of the Company and its stockholders to take action, without the delay and expense that would be required at that time in obtaining stockholder approval of an increase in authorized shares of Common Stock at a future special meeting of stockholders. For example, the Company may raise capital in the future to address its liquidity needs and to maintain compliance with the Nasdaq continued listing standards.

Certain Risks and Potential Disadvantages Associated with the Authorized Shares Increase

The board of directors does not intend to issue any shares of Common Stock except for purposes and on terms that the board of directors believes to be in the best interests of the Company and its stockholders. However, depending on the purpose and terms of issuance at the time, if we issue additional shares of Common Stock or other securities convertible into Common Stock in the future, it could dilute the voting rights of existing stockholders and could also dilute earnings per share and book value per share of existing stockholders. The proposed Authorized Shares Increase could also, under certain circumstances, make more difficult or discourage attempts to obtain control of the Company, thereby having an anti-takeover effect. While this is not the purpose or intent of the board of directors’ support of this proposal, we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in our control or our management. For example, we could issue additional shares without further stockholder approval so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Authorized Shares Increase therefore may have the effect of discouraging unsolicited takeover attempts. Although the Authorized Shares Increase has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt and Fortress’ current voting control over the Company would make such an attempt difficult for any third party, stockholders should be aware that the effect of the Authorized Shares Increase could facilitate future attempts by us to oppose changes in our control and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of our Common Stock.

Principal Effects of the Authorized Shares Increase

The board of directors proposed, and recommended to stockholders, increasing the number of shares of authorized Common Stock under our Certificate of Incorporation from 75,000,000 to 200,000,000.

The 125,000,000 additional shares of Common Stock authorized by the Amendment would have the same powers, preferences, and rights as the currently outstanding shares of Common Stock. Therefore, approval of the Authorized Shares Increase and any subsequent issuance of additional shares of Common Stock would not affect a current stockholder’s rights as a stockholder, except for any dilutive effects incidental to increasing the number of our outstanding shares of Common Stock to earnings per share, book value per share, and the voting power of current holders of Common Stock. The Authorized Shares Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders unless additional shares are issued, including upon exercise of the New Warrants issued under the Inducement Letters.

As is true for shares presently authorized but unissued, the future issuance of Common Stock authorized by the Authorized Shares Increase may, among other things, decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of the Common Stock. Further, the additional shares of Common Stock authorized by the approval of this proposal could be issued by the board of directors without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or the Nasdaq listing standards.

Reasons for the Private Placement and Share Issuance

As of September 30, 2023, our cash and cash equivalents were approximately $161,000. On November 2, 2023, the Company closed on a public offering of an aggregate of 16,633,400 units at a purchase price of $0.3006 (the “November 2023 Offering”). Each unit consisted of (i) one share of Common Stock (or pre-funded warrant in lieu of), and (ii) one Series A warrant to purchase one share of Common Stock, exercisable immediately upon issuance at a price of $0.3006 per share and expiring five years following the issuance date, and (iii) one Series B warrant to purchase one share of Common Stock, exercisable immediately upon issuance at a price of $0.3006 per share and expiring eighteen months following the issuance date. The total gross proceeds from the November 2023 Offering were approximately $5.0 million with net proceeds of approximately $3.9 million after deducting placement agent fees and other transaction costs. The total gross proceeds from the Private Placement were approximately $5.0 million. The board of directors believes that the November 2023 Offering, the Private Placement, the Authorized Shares Increase and the Share Issuance were and are necessary to provide the Company with capital for continued investment in our drug candidates and clinical trails and to provide the flexibility for possible future actions, including financing transactions.

The Inducement Letters

The Inducement Letters contain representations and warranties of us and the Holders, which are typical for transactions of this type. In addition, the Inducement Letters contain customary covenants on our part that are typical for transactions of this type, including the following (each as set forth more fully in the Inducement Letters):

i.	We agreed not to issue any shares of Common Stock or Common Stock equivalents or to file any registration statements with the SEC until the later of (i) 60 days after January 9, 2024 (the closing date) or (ii) 20 days after the Amendment Date.
ii.	We agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if we are not then eligible to utilize Form S-3) providing for the resale of the New Warrant Shares issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the date of the Inducement Letters, and to use best efforts to cause the Resale Registration Statement to be declared effective by the SEC within 90 days following the date of the Inducement Letters and to keep the Resale Registration Statement effective at all times until the Holders of the New Warrants no longer hold any New Warrant or New Warrant Shares; and
iii.	We agreed to seek stockholder approval of the (i) the increase of the number of our authorized shares and (ii) the approval of the Share Issuance.

The Warrants

The New Series A Warrants are exercisable on or after the Amendment Date until the five-year anniversary of the Amendment Date. The New Series B Warrants are exercisable on or after Amendment Date until the 18-month anniversary of the Amendment Date. The New Warrants have an exercise price of $0.3006 per share. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Common Stock and the exercise price. Upon any such price-based adjustment to the exercise price, the number of New Warrant Shares issuable upon exercise of the New Warrants will be increased proportionately. The New Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering resale of the New Warrant Shares, the New Warrants may be exercised on a cashless basis.

Effect of the Issuance of the Warrant Shares

The potential issuance of the New Warrant Shares would result in an increase in the number of shares of Common Stock outstanding, and our stockholders would incur dilution of their percentage ownership to the extent that the Holders thereof exercise their New Warrants.

Reasons for Stockholder Approval of the Share Issuance

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval, prior to the issuance of securities, of a transaction other than a public offering involving the sale, issuance or potential issuance by us of shares of our Common Stock (or securities convertible into or exercisable for our Common Stock) in an amount equal to 20% or more of the Company’s outstanding Common Stock or voting power outstanding before the issuance will be sold at a price less than the Minimum Price. In the case of the Private Placement, the 20% threshold is determined based on the number of shares of our Common Stock outstanding immediately preceding the issuance of the New Warrants.

Immediately prior to the execution of the Inducement Letters, we had 27,720,368 shares of Common Stock issued and outstanding, and after giving effect to the exercise of the Existing Warrants for 16,540,299 shares, of which certain shares were held in abeyance pursuant to the terms of the Existing Warrants, we had 37,305,368 shares of Common Stock issued and outstanding. Therefore, the potential issuance of 30,080,598 New Warrant Shares will constitute greater than 20% of the shares of Common Stock outstanding immediately prior to the execution of the Inducement Letters. In addition, as discussed above, the issuance of the New Warrant Shares would exceed the number of authorized shares under the Company’s Certificate of Incorporation.

We obtained stockholder approval under Nasdaq Listing Rule 5635(d) for the sale, issuance or potential issuance by us of shares of our Common Stock (or securities exercisable for our Common Stock) in excess of 20% of the shares of Common Stock outstanding immediately prior to the execution of the Inducement Letter and under the Certificate of Incorporation for the increase of the number of authorized shares of our Common Stock.

We cannot predict whether or when the Holders will exercise their New Warrants. For these reasons, we are unable to accurately forecast or predict with any certainty the total amount of New Warrant Shares that may ultimately be issued. Under certain circumstances, however, it is possible, that we will issue more than 20% of our outstanding shares of Common Stock to the Holders. Therefore, we sought stockholder approval to issue more than 20% of our outstanding shares of Common Stock, if necessary, to the Holders.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our Common Stock outstanding, and, as a result, our current stockholders will own a smaller percentage of our outstanding shares of Common Stock.

Further Information

The terms of the Inducement Letters and the New Warrants are only briefly summarized above. For further information, please refer to the forms of the Inducement Letters and the New Warrants, which were filed with the SEC as exhibits to our Current Report on Form 8-K, filed with the SEC on January 8, 2024 and are incorporated herein by reference. The discussion herein is qualified in its entirety by reference to the filed documents. We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Corporate Secretary, Avenue Therapeutics, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, or (781) 652-4500.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the Authorized Shares Increase and authorization of the Share Issuance.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our directors, executive officers or any associate of a director or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter described in this Information Statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of January 9, 2024 (the “Determination Date”), concerning the beneficial ownership of our Common Stock by:

●	each person we know to be the beneficial owner of more than 5% of our Common Stock;

●	each of our current directors;

●	each of our NEOs shown in our Summary Compensation Table; and

●	all current directors and executive officers as a group.

As of the Determination Date, there were 37,305,368 shares of our Common Stock outstanding. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Determination Date. Shares of our Common Stock issuable pursuant to stock options or warrants are deemed outstanding for purposes of computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act. All share figures in the table below give effect to the 15-for-1 reverse stock split that became effective September 22, 2022.

Unless otherwise indicated, the address for each director and executive officer listed is: c/o Avenue Therapeutics, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Jay Kranzler, M.D., PhD, Chairman of the Board of Directors	42,244	(1)	*	%
Alexandra MacLean, M.D., Chief Executive Officer and director	200,000	(2)	*	%
David Jin, Chief Operating Officer and Interim Chief Financial Officer	62,500	(3)	*	%
Faith Charles, director	33,333	(4)	*	%
Neil Herskowitz, director	42,244	(5)	*	%
Curtis Oltmans, director	36,601	(6)	*	%
Lindsay A. Rosenwald, M.D., director	394,762	(7)	1.0%
All Executive officers and directors as a group (7 persons)	811,684	(8)	2.2%
5% or Greater Stockholders:
Fortress Biotech, Inc. 1111 Kane Concourse, Suite 301 Bay Harbor Islands, Florida 33154	3,150,552	(9)	8.4%

 *Less than 1%

(1)       Includes 33,333 shares of Common Stock of which Dr. Kranzler has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(2)       Includes 200,000 shares of Common Stock of which Dr. MacLean has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(3)       Includes 62,500 shares of Common Stock of which Mr. Jin has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(4)       Includes 33,333 shares of Common Stock of which Ms. Charles has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(5)       Includes 33,333 shares of Common Stock of which Mr. Herskowitz has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(6)       Includes 33,333 shares of Common Stock of which Mr. Oltmans has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(7)       Includes (a) 33,333 shares of Common Stock of which Dr. Rosenwald has the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options and (b) 11,111 shares of Common Stock issuable upon exercise of warrants held by Dr. Rosenwald. The warrants were issued by Fortress and are currently exercisable for shares of our Common Stock that are owned by Fortress. These do not represent equity compensation by us to Dr. Rosenwald.

(8)       Includes 429,165 shares of Common Stock of which our directors and executive officers have the right to acquire beneficial ownership within 60 days of the Determination Date pursuant to currently vested and exercisable stock options.

(9)       Includes 16,666 shares of Common Stock into which Fortress’ 250,000 shares of Class A Preferred Stock may be converted at any time.

For purposes of the above table, a person is deemed to be the beneficial owner of any shares of Common Stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this report. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at www.avenuetx.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the above action to effect the Authorized Shares Increase and authorization of the Share Issuance will not be effective until a date at least 20 days after the date on which the definitive Information Statement has been mailed to the stockholders.  Following such date, our board of directors will have the authority, without further action by our stockholders, to effect the Authorized Shares Increase and the Share Issuance. Even though the holders of a majority of the voting power of our capital stock have already approved of the Authorized Shares Increase and the Share Issuance, we reserve the right not to effect any increase in our number of authorized shares of common stock if our board of directors does not deem it to be in the best interests of our stockholders. The Company believes that granting this discretion provides our board of directors with maximum flexibility to act in the best interests of our stockholders.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some bank, brokerage firm or other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Information Statement to you if you contact us at: Avenue Therapeutics, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, Attn: Corporate Secretary. You may also contact us at (781) 652-4500.

If you want to receive separate copies of the notice of Information Statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address or phone number.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The board of directors has fixed the close of business on January 9, 2024, as the record date for the determination of stockholders who are entitled to receive this Information Statement.

This Information Statement is being mailed on or about                       , 2024 to all stockholders of record as of the record date.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above action is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

, 2024	By:	/s/ Alexandra MacLean
Alexandra MacLean, M.D.
Chief Executive Officer

Appendix  A

FORM OF CERTIFICATE OF AMENDMENT

TO

THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVENUE THERAPEUTICS, INC.

Avenue Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. The Certificate of Incorporation of the Corporation is hereby amended by changing ARTICLE IV, so that, as amended, the first paragraph of said ARTICLE IV shall be amended and restated as follows:

Authorized Stock. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is (i) two hundred million (200,000,000) shares of Common Stock, with $0.0001 par value, and (ii) two million (2,000,000) shares of Preferred Stock, with $.0001 par value (the “Preferred Stock”), 250,000 of which are designated as Class A Preferred Stock (the “Class A Preferred Stock”) and the remainder are undesignated Preferred Stock.

SECOND. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

THIRD. That this amendment was duly adopted by the holders of a majority of the voting power of the Corporation by written consent, pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this ____ day of ____________, 2024.

AVENUE THERAPEUTICS, INC.

By:
Name:	Alexandra MacLean, M.D.
Title:	Chief Executive Officer